EXHIBIT 10.8

Separation Agreement

This Separation Agreement (“Agreement”) is entered into by and between Randall P. Marx ("Marx”) and ARC Wireless Solutions, Inc., a Utah corporation ("ARC Wireless"), who are collectively referred to hereinafter as “the Parties.”

Whereas, the Parties entered into an Employment Agreement, dated January 31, 2008;

Whereas, that Employment Agreement provides for Marx’s continued employment through December 31, 2009, with the possibility of three additional one-year extensions thereafter and severance pay of twenty additional months upon immediate termination;

Whereas, ARC Wireless wishes to allow Marx’s employment to end prior to then, and although Marx is intent upon finishing out his employment and recovering severance pursuant to his Employment Agreement, he is also willing, in furtherance of ARC Wireless’ business interests, to enter into this Agreement instead;

Now, therefore, the Parties, for and in consideration of the mutual releases, and agreements contained below, agree to this Agreement.

1.         In lieu of continuing to work for the entire term of his employment and any extensions thereafter, as provided in his Employment Agreement, para. 2, ARC Wireless and Marx agree that his employment will end and that he will resign as Chief Executive Officer and a director of ARC Wireless effective November 18, 2008 (the “Resignation Date”).  Marx represents that on or before the Resignation Date, he returned all property of ARC Wireless and all copies, excerpts or summaries thereof in his possession, custody or control. Marx further represents that during his employment, he did not commit any fraudulent acts.

2.         In lieu of receiving wages for the entire term of his employment and any extensions thereafter, plus the additional severance thereafter provided for in his Employment Agreement, para. 2.4, 4.1, and 7.3.1, Marx will instead be paid a total of $327,500 of wages over the next 6 months in equal installments.  Marx will not receive a salary increase in 2009; nor will he receive any bonus payment for 2008 or 2009.  He also will not receive any payments for accrued vacation.  ARC Wireless will pay those wages to Marx on ARC Wireless’ regular pay periods.

3.         In lieu of health insurance for the entire term of his employment and any extensions thereafter, plus the additional eighteen months of coverage provided for in his Employment Agreement, para. 7.3.2 and 7.4.5, ARC Wireless will instead continue to provide Marx and his dependents, if any, with health insurance coverage through December 31, 2009.  It is understood that ARC Wireless may do so, if Marx is eligible for and chooses to elect health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), by paying the premium payments for Marx and his dependents, if any, through December 31, 2009.

4.         Marx shall submit to ARC Wireless any business expenses for reimbursement within sixty days after the Resignation Date, as provided for in his Employment Agreement, para. 5.  These expenses are approximately $7,000 in total.

5.         ARC Wireless agrees that Marx will be released from the obligations referred to in his Employment Agreement, para. 11 (entitled “Non-Compete”) on January 1, 2010.  If ARC Wireless completes a sale of its Antenna Division prior to January 1, 2010, ARC Wireless may elect to release Marx from the Non-Compete obligations at that time.

6.         Both Parties agree to cooperate with the other to effectuate this Agreement.  Specifically, Marx agrees to provide reasonable consultation services to ARC Wireless, upon request and reasonable notice, through December 31, 2009, and ARC Wireless agrees to cooperate reasonably with the removal of Marx’s restrictions on his stock certificates at such time that Marx might elect and that such removal is authorized by applicable laws and regulations.

7.         Marx’s Release and Covenant Not To Sue: In consideration for the benefits described herein and for other good and valuable consideration, Marx, on behalf of himself, his heirs, executors, attorneys, representatives and each of their successors and assigns, hereby forever releases ARC Wireless and its subsidiaries and affiliated entities and each such entity’s past and present officers, directors, shareholders, employees, members, agents, representatives and attorneys, and each of their respective predecessors, successors and assigns, from any and all claims, demands, suits, actions, charges or causes of action of any nature whatsoever, whether known or unknown, based on any act, omission, conduct, policy, practice, occurrence or incident up to and including the Resignation Date (“Claims”), including without limitation Claims relating in any way to his employment with ARC Wireless and the termination thereof.  This release includes without limitation Claims for discrimination, harassment, retaliation or any other unlawful act under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and other federal, state, county or local laws; Claims for breach of any contract; Claims for wrongful discharge; Claims for emotional distress, defamation, misrepresentation, or any other personal injury or tort; Claims for unpaid compensation; Claims relating to benefits, Claims for attorneys' fees and costs, and Claims under any federal, state or local law or cause of action.  Marx represents that he has not filed or asserted any such Claims and further agrees not to assert or file any such Claims in the future to the fullest extent permitted by law.  It is understood and agreed that the foregoing Release does not apply to claims for breach of this Agreement.

8.         ARC Wireless' Release and Covenant Not To Sue:  In consideration for the promises contained herein, ARC Wireless, on behalf of itself and its affiliates and its and their past and present officers, directors, employees, members, agents, representatives and attorneys, and each of their respective predecessors, successors and assigns, hereby forever fully releases and discharges Marx, his heirs, executors, attorneys, representatives and each of their successors and assigns, from any and all Claims, including without limitation Claims relating in any way to his employment with ARC Wireless and the termination thereof. ARC Wireless further agrees not to institute any such Claims in the future to the fullest extent permitted by law.  Notwithstanding the foregoing, it is understood and agreed that the release set forth in this Section 8 does not include Claims for fraud (constructive or actual fraud) or breach of this Agreement.  It is also understood that ARC Wireless’ indemnification obligations, including Art. VI of its Amended and Restated Bylaws and para. 8 of Marx’s Employment Agreement, survive this Agreement.

9.         Marx waives all claims for reinstatement or employment with ARC Wireless and its affiliates, and its and their successors and assigns, and he agrees never to seek such reinstatement or employment in the future unless ARC Wireless asks him to do so in writing.

10.         Each of the Parties agrees he/it will not make or cause to be made, any statements that disparage, defame or damage the reputation of the other.

11.         Except as otherwise expressly provided herein, the Parties represent that they heretofore have maintained, and agree that they shall continue to maintain, the confidentiality of the terms of this Agreement.  Neither Party shall disclose this Agreement or any of its terms to any other person or entity, except as may be necessary to effectuate the Agreement, or in a legal proceeding to enforce this Agreement, or as may otherwise be required by law or court order.  Notwithstanding the foregoing, Marx may disclose this Agreement or its terms to his attorneys, accountants and immediate family members, but only if they agree to the confidentiality restrictions in this Section 11 and Marx guarantees such compliance.  Likewise, ARC Wireless may disclose this Agreement to its officers, directors, employees with a need to know and its attorneys and accountants, but only if they agree to the confidentiality restrictions in this Section 11 and ARC Wireless guaranties such compliance.

12.         Notwithstanding anything set forth in this Agreement, Marx agrees and acknowledges that the Proprietary Information and Invention Agreement executed by ARC Wireless and Marx on January 31, 2008 shall remain in full force and effect in accordance with the terms and conditions set forth therein.

13.         The Parties acknowledge that the amounts to be paid hereunder and mutual releases contained herein are sufficient to support this Agreement.

14.         The undersigned whose signatures appear below on behalf of each of the Parties to this Agreement warrant and represent that they each have full power and authority to execute this Agreement on behalf of their respective Party and to bind their respective Party to the terms and conditions of this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Parties executing this Agreement, together with their successors and assigns.

15.         Except as required by law or court order, Marx shall not directly or indirectly provide any assistance or information to any person or entity asserting or intending to assert any litigation, investigation or proceeding against ARC Wireless or any of its affiliates.

16.         Marx shall provide reasonable cooperation and assistance to ARC Wireless in the event ARC Wireless or any of its affiliates becomes involved in any investigation, litigation or proceeding about which Marx has knowledge.  ARC Wireless shall reimburse Marx for all reasonable and necessary expenses Marx incurs in complying with this Section 16.

17.         The Parties hereby declare that they have each read all of the terms of this Agreement and that they fully understand all the terms of this Agreement.  The Parties acknowledge that they have had the advice of, or the opportunity for the advice of, legal counsel of their choice with regard to this Agreement.

18.         The Parties agree that they have each had input into the drafting and revising of this Agreement and that it shall not, therefore, be interpreted against any of them as its drafter.

19.         This Agreement may be executed in counterparts, each of which shall be deemed the original for all purposes, but all of which taken together shall constitute one and the same Agreement.

20.         This Agreement shall be interpreted pursuant to Colorado law.  If any provision in this Agreement shall be declared unenforceable by any administrative agency or court of law, the remainder of the Agreement shall remain in full force and effect and shall be binding upon the parties as if the invalidated provision was not part of this Agreement.

21.         The Parties agree that if legal action is necessary to enforce the terms of this Agreement, then the prevailing Party shall be entitled to an award of its costs and reasonable attorney’s fees.

22.         This Agreement constitutes the entire understanding and agreement between the Parties and cannot be amended, supplemented or changed, nor can any provision be waived or terminated except by a written instrument signed by the Party against whom enforcement of any such amendment, supplement, modification, waiver or termination is sought. With the exception of certain surviving clauses, as noted in this Agreement, the prior Employment Agreement will be terminated.

23.         The warranties and representations of the parties contained in this Agreement are deemed to survive the execution and effectiveness of this Agreement.

AGREED TO AND ACCEPTED:

By Randall P. Marx: /s/ Randall P. Marx Randall P. Marx Dated: November 18, 2008	By ARC Wireless Solutions, Inc. By: /s/ Jason T. Young Jason T. Young (print name) Chief Executive Officer (print title) Dated: November 18, 2008

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